UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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Preliminary Proxy Statement
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Definitive Proxy Statement
☒         Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Vanguard Natural Resources, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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IMPORTANT VOTE OF VANGUARD NATURAL RESOURCES, LLC UNITHOLDERS
PLEASE ACT TODAY
June 17, 2013

Dear Vanguard Natural Resources Unitholder:
The Annual Meeting of Unitholders of Vanguard Natural Resources, LLC (“Vanguard”) was held on June 6, 2013. In order to permit additional time to solicit unitholder votes to be cast (whether for, against, or in abstention) for the third proposal found in the Proxy to comply with the quorum requirements under NASDAQ listing rules, the Annual Meeting was adjourned until July 17, 2013 at 10:30 a.m. CST and scheduled to reconvene at that time at the Company’s headquarters, located at 5847 San Felipe, Suite 3000 Houston, Texas 77057.
According to our records, we have not received your vote for this meeting. To ensure your vote is received in time, please vote as soon as possible. The Vanguard Board of Directors unanimously recommends that Vanguard unitholders vote “FOR” proposal 3 in the Proxy. The third proposal is considered a “non-routine” item defined by the NASDAQ Global Select Market and therefore requires the vote of the actual unitholder and cannot be completed by your broker.
YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF THE NUMBER OF COMMON UNITS OF VANGUARD THAT YOU OWN.
For your convenience, please find enclosed a duplicate copy of your proxy card that includes your control number and voting instructions. If you have any questions regarding voting your units, please call Lisa Godfrey, Director of Investor Relations at 832-327-2234.
We value you as an active Vanguard unitholder. Thank you for your continued support.
Sincerely,
/s/ Scott W. Smith
Scott W. Smith
President & Chief Executive Officer